Exhibit 18.1

March 15, 2006

Huntsman International LLC

500 Huntsman Way

Salt Lake City, Utah 84108

Dear Sirs/Madams:

We have audited the consolidated financial statements of Huntsman International LLC and Subsidiaries (the “Company”) as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 15, 2006, which expresses an unqualified opinion and includes explanatory paragraphs concerning (1) the consolidated financial statements reflecting the financial position and results of operations and cash flows as if Huntsman International Holdings LLC, Huntsman LLC, Huntsman Advanced Materials LLC and Huntsman International LLC were combined for all periods presented for which these companies were under common control, (2) the Company’s adoption of FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, on January 1, 2005 and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, on December 31, 2005, and (3) the change of the measurement date for the Company’s pension and other post retirement benefits plans from December 31 to November 30.  Note 2 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2005 of the change of the measurement date for the Company’s pension and other post retirement benefits plans from December 31 to November 30.  In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Houston, Texas